UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SpartanNash Company
(Name of Registrant as Specified in Its Charter)

MACELLUM HUDSON FUND, LP

MACELLUM HOME FUND, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

ANCORA CATALYST, LP

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA ALTERNATIVES LLC

AnCORA HOLDINGS GROUP, LLC

Fredrick DiSanto

John E. Fleming

Michael J. Lewis

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Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”) and Ancora Holdings Group, LLC, an Ohio limited liability company (“Ancora Holdings”), together with the other participants named herein (collectively, the “Investor Group”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of SpartanNash Company, a Michigan corporation (the “Company”).

Item 1: On April 19, 2022, the Investor Group issued the following press release:

Macellum and Ancora File Definitive Proxy Statement and Send Letter to SpartanNash Shareholders

Believes Shareholder-Driven Change Is Urgently Needed in SpartanNash's Boardroom Following Years of Financial Underperformance and Strategic Missteps

Contends a Properly Refreshed Board Can Oversee the Development of a Clear and Credible Operating Plan for Enhanced Value Creation and Objectively Compare it to Strategic Alternatives

Urges Shareholders to Vote on the BLUE Proxy Card to Elect the Investor Group's Three Highly Qualified Director Candidates, Who Collectively Possess Deep Industry Experience and Strategic Planning Acumen

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (together with their affiliates, the “Investor Group” or “we”), which beneficially own approximately 4.5% of the outstanding common shares of SpartanNash Company (NYSE: SPTN) (“SpartanNash” or the “Company”), today announced they have filed their definitive proxy statement with the U.S. Securities and Exchange Commission and sent a letter to the Company's shareholders. The Investor Group has nominated three highly qualified and independent candidates for election to SpartanNash's Board of Directors (the "Board"). The Investor Group's letter to fellow shareholders can be viewed here.

Jonathan Duskin, Managing Partner of Macellum Capital Management, LLC, and Fredrick D. DiSanto, Chairman and Chief Executive Officer of Ancora Holdings Group, LLC, issued the below statement:

"Our robust analysis and engagement have led us to believe SpartanNash's leadership is wed to a flawed corporate structure and has failed to implement basic operating initiatives while leaving $1 billion of owned real estate sitting idle on the balance sheet, resulting in unjustifiably poor long-term operating and financial results. We contend the blame falls squarely on the SpartanNash Board and its long-tenured members, who have presided over numerous strategic missteps, significant c-suite turnover and the lack of a clear and credible operating strategy.

In our view, SpartanNash is at a critical inflection point following years of operational and share price underperformance, lagging revenue and sales growth, poor capital allocation decisions and a long history of failed acquisitions under the incumbent Board. We believe many credible suitors are interested in acquiring SpartanNash. At a time when major grocery and food distribution players are embarking on their own strategic review processes, SpartanNash should immediately explore all paths to value creation before this round of consolidation ends.

In light of these numerous concerns, we contend shareholder-driven change is urgently needed in the boardroom. We believe a properly refreshed Board, equipped with our highly qualified nominees, can oversee the development of a credible operating plan and objectively weigh it against available strategic alternatives to determine the best avenue toward shareholder value creation. Our slate – which includes Jonathan Duskin, John E. Fleming and Michael J. Lewis – has the right mix of corporate governance experience, finance acumen, grocery and food distribution expertise, strategic planning knowhow and sorely needed ownership perspectives to ensure the Company finally has an effective, transparent plan for delivering enhanced value. We look forward to giving shareholders the opportunity to vote for a better path forward for SpartanNash at this year's Annual Meeting."

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About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all shareholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management and retirement plan services to individuals and institutions across the United States. The firm's comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Casie Connolly / Bela Kirpalani, 646-386-0091

macellum@longacresquare.com

Item 2: Also on April 19, 2022, the Investor Group issued the following open letter to the Company’s shareholders:

April 19, 2022

Fellow Shareholders,

Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (together with their affiliates, the “Investor Group” or “we”) beneficially own approximately 4.5% of the outstanding common shares of SpartanNash Company (NYSE: SPTN) (“SpartanNash” or the “Company”). Our firms have a demonstrated track record of helping consumer and retail companies improve their corporate governance and produce enhanced value for shareholders. Many of these companies chose to collaborate with us in the past instead of pursuing an entrenchment agenda and forcing a contested vote at an annual meeting.

We have nominated three highly qualified and independent candidates for election to SpartanNash’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”). Although our preference is to reach a constructive resolution, like we have done in other situations with much larger companies, we are prepared to do whatever it takes to ensure shareholders’ interests are finally prioritized in SpartanNash’s boardroom. Our analysis and engagement to date lead us to believe that SpartanNash’s leadership is wed to a flawed corporate structure and has failed to implement basic operating initiatives while leaving $1 billion of owned real estate sitting idle on the balance sheet. We believe these missteps have resulted in unjustifiably poor operating and financial results for too long.

Moreover, we believe the Board’s failure to effectively develop succession plans has resulted in constant chaos in the c-suite. The Company has had an astounding four changes to its Chief Executive Officer role in five years, resulting in no clear and credible strategy for value creation. Today, the Company still seems to lack any clear strategy. We contend this void falls squarely on the Board and its long-tenured members, who are supposed to possess experience and wisdom that will guide the Company to stability.

In light of the numerous concerns outlined in this letter, we believe shareholder-driven change is urgently needed in the boardroom. We are now seeking to accomplish the following for the benefit of all shareholders:

✓	Elect our three-member slate, which possesses corporate governance experience, finance acumen, grocery and food distribution expertise, strategic planning knowhow and sorely needed ownership perspectives.

✓	Replace Chairman Douglas Hacker (who has 17 years of service, including his service at Nash Finch prior to its merger with SpartanNash), Director Margaret Shan Atkins (who has 19 years of service, including her service at Spartan Stores prior to its merger with Nash Finch) and Director William Voss (who has 24 years of service, including his service at Nash Finch, where he also served as its Chairman).

✓	Ensure the Company finally has a credible and clear operating plan for delivering enhanced value.

✓	Ensure a properly refreshed Board is comparing a new operating plan to strategic alternatives, which should be reviewed in a transparent manner to determine whether value can be maximized immediately. We believe there is at least one financial buyer and one real estate firm that have been interested in pursuing transactions with SpartanNash over the past two years. We have also received unsolicited communications from other strategic buyers willing to pay a meaningful premium for the whole or a part of the Company.

We believe the Company is at a critical inflection point – and your vote will be critical at this year’s Annual Meeting. SpartanNash, in our view, runs two sub-optimized, sub-scale businesses and one that loses money outright (its military business). Based on our assessment, the grocery and food distribution industry is unlikely to be as fragmented in one to two years. At a time when major retail and grocery players like Albertson’s are embarking on their own strategic review processes, SpartanNash should explore all avenues to create value before this round of consolidation ends. We do not believe any shareholder should want SpartanNash to be the one left out in the cold when a take-out could yield up to $50 per share or more (see page 6 for Macellum’s analysis).

While the current Board may claim that its recent director refresh solves all problems, we urge you to see through this spin. The seemingly reactionary refresh was only initiated after our private nomination of directors in early December 2021. The Company also still does not have, in our view, enough relevant industry expertise or a shareholder representative in the boardroom. We find these gaps unacceptable given that SpartanNash’s share price is lower today than it was five years ago and it now stands at a pivotal crossroads.

In our view, the long-tenured incumbents we are seeking to replace have presided over failed initiatives in areas such as capital allocation, corporate governance, mergers and acquisitions, strategic partnerships, operational execution and succession planning. We believe now is the time to install new directors with fresh perspectives and superior track records given our view that new talent in the boardroom can only help SpartanNash.

THE BOARD HAS OVERSEEN LONG-TERM SHARE PRICE UNDERPERFORMANCE

SpartanNash has chronically underperformed its overall peers1, retail peers2 and food distribution peers3 for many years, both from an operational perspective and a shareholder returns perspective. We contend the Board has consistently demonstrated disappointing decision-making and poor judgment while presiding over many initiatives that have resulted in the destruction of shareholder capital and significant dilution. The Board has simultaneously let $1 billion of owned real estate sit idle on the balance sheet while watching EBIT decline as competitors grew meaningfully.

1 “Overall Peers” or “Overall Industry” refers to KR, ACI, BJ, IMKTA, WMK, ANDE, PFGC, UNFI, SYY, USFD, OMI, PDCO, SNDR, MRC, UNVR, VRTV, and WCC.

2 “Retail Peers” or “Retail Industry Peers” refers to KR, ACI, BJ, IMKTA, and WMK.

3 “Food Distribution Peers” or “Food Distribution Industry Peers” refers to ANDE, PFGC, UNFI, SYY, and USFD.

As evidence, the Company’s share price has generally underperformed relative to various peer groups and relevant indices over multiple time periods, as detailed below:

Source: Bloomberg LP, as of 03/17/2022.

1 “Proxy Peers” or “Proxy Peer Group” refers to BJ, IMKTA, WMK, ANDE, PFGC, UNFI, OMI, PDCO, SNDR, MRC, UNVR, VRTV, and WCC.

2 “ISS Peers” or “ISS Peer Group” refers to IMKTA, WMK, RAD, SFM, ANDE, OMI, PDCO, UNVR, BECN VRTV, and WCC.

THE BOARD HAS OVERSEEN LONG-TERM OPERATING UNDERPERFORMANCE

Operationally, SpartanNash’s total adjusted EBIT has declined 16% and margins have contracted by 46 basis points since 2014.4 Also of note, the Company’s results have declined and underperformed since the beginning of 2021, which we believe is a reasonable starting point by which to measure the Company’s new management team under its most recent President and Chief Executive Officer, Tony B. Sarsam.

Retail Segment Underperformance5

•	Retail segment sales have lagged Retail Peers by 2,000 basis points since 2014.
•	Adjusted EBITDA in the Retail segment has only grown by 12%, while the Company’s Retail Peers have grown by 121% since 2014.
•	Adjusted EBITDA margins in the Retail segment are 227 basis points behind the Company’s Retail Peers, which have grown 116 basis points since 2014.
•	Similarly, all the above metrics have lagged the Company’s Retail Peers since the beginning of 2020. Sales, in particular, have lagged, with SpartanNash’s Retail segment growing 8% compared to 18% for its Retail Peers.

4 Company filings.

5 Company filings and peer group filing analysis.

Food Distribution Segment Underperformance6

•	The Company’s Food Distribution segment sales have grown 33% since 2014, while its Food Distribution Peers have grown materially by 129%.
•	Adjusted EBITDA in the Food Distribution segment has stagnated, only growing 2% while the Company’s Food Distribution Peers have grown Adjusted EBITDA by 80% since 2014.
•	In fiscal year 2021, SpartanNash’s Adjusted EBITDA in the Food Distribution segment contracted by 10% compared to its Food Distribution Peers, which grew by 52%.
•	Similarly, all the above metrics have lagged the Company’s Food Distribution Peers since the beginning of 2020. Average sales of the Company’s Food Distribution Peers have grown by 27% while the Company has only grown by 12% in this segment.

Losses Pile Up in the Military Business7

•	The Company’s Military business has gone from $21.3 million in EBIT to a loss of $19.3 million, declining in six straight years. Further, we are not aware of any public plans to improve or divest this business. In the last three years alone, the business has lost $35 million.

Revenue Growth Has Lagged

The Company’s revenue growth in its Retail and Food Distribution segments have lagged its Overall Peers, Retail Peers, Food Distribution Peers and Proxy Peers over a long period and since the start of 2020, as shown below:

Source: Bloomberg LP; Company filings.

1 “Other Distributors/Wholesalers Peers” refers to OMI, PDCO, SNDR, MRC, UNVR, VRTV, and WCC.

Comparable Store Sales in the Retail Segment Have Underperformed

The Company’s comparable store sales (ID Sales) in its Retail segment have also underperformed the Company’s Retail Peers, excluding fuel, since 2014. These Retail Peers have seen 28% compounded growth from 2014 through 2021, while SpartanNash’s Retail compounded growth has increased just 2%. The Company also underperformed by 900 basis points in comparable store sales since pre-pandemic periods compared to its Retail Peer averages:

Source: Bloomberg LP; Company filings.

1 Compound growth represents compounding same-store sales change.

6 Company filings and peer group filing analysis.

7 Company filings.

Adjusted EBITDA Growth Has Underperformed

The Company’s total Adjusted EBITDA growth has been disappointing. This lag is particularly worrisome given overall revenue grew 13% while adjusted EBITDA dollars declined 7% from 2014 to 2021. Since 2019, the Company’s overall performance has also underperformed by 3,400 basis points compared to its Proxy Peer group. This underperformance is also true at the Company’s Retail and Food Distribution segment level as well.

Source: Bloomberg LP; Company filings.

WE BELIEVE THE BOARD HAS OVERSEEN POOR CAPITAL ALLOCATION AND STRATEGIC DECISIONS

Poor Capital Allocation

The Board has approved a significant amount of capital expenditures that we contend has not generated meaningful returns for investors. According to Company disclosures, it has spent $947 million in capital expenditures and acquisitions since 2014, and adjusted EBIT has declined 16% during that time.

In light of this historic inability to generate a reasonable rate of return on capital expenditures, we are disappointed to see the Company increasing its capital expenditures by 36%, while guiding to almost no EBITDA growth (guidance calls for flat to 7% EBITDA growth) and without a three-year plan that articulates a return from this increased expenditure.

A History of Failed Acquisitions

We believe the Board has overseen a long history of failed acquisitions, including the initial merger that brought Spartan Stores and Nash Finch together in November 2013. The initial combination was expected to result in $262.8 million of adjusted EBITDA.8 After a significant pandemic-induced tailwind, the Company is still 20% below that target as of the end of fiscal year 2021. From fiscal year 2015 to fiscal year 2018, the Board approved $334 million in other acquisitions, representing nearly one-third of the Company’s current market capitalization and doubling the Company’s long-term debt. In the years following these acquisitions, profits have declined materially and several of the acquired companies were written off or written down materially.

8 Source: SpartanNash Investor Presentation from December 12th, 2014 (Cost synergies were projected to be $32 million in total in addition to a reported $230.8 in EBITDA in 2014). As such, the Company should have been on a run rate of at least $262.8 million, which would include no organic growth or Company-specific improvements.

Ineffective Succession Planning, Senior Hiring and Executive Compensation

The Board recently hired Mr. Sarsam as the Company’s President and Chief Executive Officer in September 2020 and Jason Monaco as the Company’s Executive Vice President and Chief Financial Officer in March 2021. Neither Mr. Sarsam nor Mr. Monaco have grocery experience and a review of their prior respective roles at Borden Dairy indicates that they oversaw the company as it filed bankruptcy. Historically, we would avoid a contested election when a company has a new CEO. However, given that we currently have a Board that has historically failed to create value and whose last CEO hire (prior to Mr. Sarsam and excluding interim CEO Dennis Edison) we viewed as extremely disappointing, we cannot take the risk it has made another error. The prior CEO, David M. Staples, was hired in 2017, and the Board was equally excited about his hire as it has been with Mr. Sarsam. However, Mr. Staples then drove a 41% decline in EBIT in two years and was replaced by Mr. Edison after 27 months.

OUR SOLUTION: SHAREHOLDER-DRIVEN BOARD CHANGE AND A WELL-RUN STRATEGIC ALTERNATIVES PROCESS

We believe SpartanNash suffers from a lack of scale as well as years of failing to implement basic initiatives to improve the underlying fundamentals of the business. While we believe there is an opportunity for this business to be turned around, we are concerned that the competition has pulled too far ahead, and the risk-adjusted return of a strategic alternative is a far safer and superior outcome for shareholders. Accordingly, we believe the best course of action is for the Company to immediately engage bankers to evaluate all strategic options.

We also believe the Board needs strong grocery and food distribution experience, as well as a shareholder representative in the room, to oversee the development of a credible three-year plan and weigh that against strategic alternatives. To that end, the Investor Group has nominated three highly qualified directors.

The Investor Group Slate:

Jonathan Duskin - We believe Mr. Duskin's track record of value creation, capital markets acumen, significant retail sector investing experience and ownership perspective can help the Board pursue and evaluate all paths to maximizing value for shareholders.

John E. Fleming - We believe Mr. Fleming's retail sector and ecommerce expertise and relevant grocery and food distribution experience would fill important gaps in the boardroom and help the Board develop a viable operating plan for delivering enhanced value.

Michael J. Lewis - We believe Mr. Lewis' experience as a retail sector executive and his extensive knowledge of the consumer goods and food service industries would help the Board improve the Company's operations and corporate structure.

We believe our nominees would represent a substantial improvement over the current members of the Board. In our opinion, a reconstituted Board that includes our candidates would be able to run a robust, objective strategic sale process and weigh this process against the risk-adjusted return of the Company’s plan. As noted, our analysis indicates there are numerous suitors for all or parts of SpartanNash’s business as well as the Company’s owned real estate. Our analysis also leads us to believe that at least one buyer has made a formal offer that was summarily rejected, given multiple sources close to the potential buyer.

Based on our modeling, a sale to a strategic or financial buyer, in conjunction with a sale-leaseback transaction for some of the Company’s real estate, could yield at least a $50 take-out price based on the sum-of-the-parts. This reflects the after-tax value of the Company’s owned real estate ($787 million) combined with 10x EBITDA for the Company’s Food Distribution business and 7x EBITDA for its Retail business. We see no evidence that suggests the Board and management team has a plan that comes anywhere close to creating that kind of value for shareholders.

In the event a sale is pursued and ultimately falls through, we contend our candidates are far better equipped to develop and oversee a viable plan to create shareholder value, as their breadth of expertise and experience across the grocery and food distribution sectors far exceeds what is currently on the incumbent Board.

Please vote the BLUE proxy card today. If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting, who is assisting us, and whose contact information appears below.

Sincerely,
Jonathan Duskin	Fredrick D. DiSanto
Managing Partner	Chairman and Chief Executive Officer
Macellum Capital Management, LLC	Ancora Holdings Group, LLC

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Saratoga Proxy Consulting LLC

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Shareholders Call Toll Free at: (888) 368-0379

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Item 3: Also on April 19, 2022, the Investor Group uploaded the following materials to www.CreateValueAtSpartanNash.com:

Create Value at SpartanNash

HOME CASE FOR CHANGE MATERIALS NOMINEES ABOUT CONTACT

ABOUT

About Macellum Capital Management

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/pro"t sharing plans, corporations, charitable & "Not-for Profit" organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

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